EXHIBIT 99.1

NEWS RELEASE

Xenon Pharmaceuticals Reports Third Quarter 2016 Financial Results and Provides Corporate Update

BURNABY, British Columbia, November 3, 2016 -- Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a clinical-stage biopharmaceutical company, today reported its financial results for the quarter ended September 30, 2016 and provided a corporate update.

Dr. Simon Pimstone, Xenon's President and Chief Executive Officer, said, “We have continued our momentum with a strong quarter, which included the completion of a successful public offering that bolstered our balance sheet and supports our program goals going forward. We completed enrollment in our XEN801 Phase 2 clinical trial in patients with moderate to severe acne, and have advanced our other key programs toward important inflection points. We believe we are on the cusp of several major milestones over the next 6 to 12 months that have the potential to accelerate the growth trajectory of our company, including: the topline data read-out from our XEN801 Phase 2 acne clinical trial; the advancement of the Nav1.7 pain program in collaboration with Genentech into a Phase 2 clinical trial; and a topline data read-out from the Phase 2b clinical trial in post-herpetic neuralgia in our partnership with Teva.”

Dr. Pimstone added, “We also continue to make progress with our earlier-stage discovery and development efforts, such as our work to develop potent, selective Nav1.6 inhibitors for treatment of rare infantile epileptic encephalopathies and other forms of epilepsy. We continue to strategically manage our product portfolio as we pursue multiple therapeutic opportunities that fit well with our strategic goals and capabilities.”

Achievements and Anticipated Milestones

Proprietary Pipeline

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XEN801 is a topical stearoyl Co-A desaturase-1, or SCD1 inhibitor, being developed for the treatment of moderate to severe acne. By targeting a reduction in the size and number of sebaceous glands, thereby reducing sebum production, Xenon believes XEN801 is a promising, novel treatment for acne, which could be better tolerated and without the serious side effects that often limit the use of currently approved retinoid treatments.

Enrollment is now complete in the XEN801 Phase 2 clinical trial, which is a randomized, double-blind, multi-center, vehicle-controlled, parallel-group study designed to evaluate the efficacy, safety, tolerability and systemic exposure of XEN801 for the treatment of moderate to severe facial acne. Patients will apply a gel formulation XEN801 (or vehicle placebo) topically to their face for 12 weeks with a 4-week follow up. The primary efficacy endpoint is the percent change in total (inflammatory and non-inflammatory) lesion count from baseline to week 12. Secondary endpoints include efficacy assessments of inflammatory and/or non-inflammatory lesion counts and Investigator's Global Assessment (IGA) measures. Topline results from the XEN801 Phase 2 clinical trial are expected in the first quarter of 2017.

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Xenon continues to make progress in its development of a Nav1.6 sodium channel inhibitor for the treatment of rare infantile epileptic encephalopathies and other forms of epilepsy. Xenon has identified potent, selective Nav1.6 inhibitors, and encouraging results from in vivo animal studies indicate that selective Nav1.6 inhibitors have demonstrated efficacy for seizures in a model of Nav1.6 gain-of-function SCN8A epilepsy. In addition, Xenon has generated new preclinical data in in vivo animal studies, which support the treatment of adult partial onset epilepsy with potent, selective Nav1.6 inhibitors. Xenon expects to file an investigational new drug (IND) application in mid-2017.

Partnered Programs

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TV-45070 is a product candidate being developed in collaboration with Xenon’s partner, Teva Pharmaceutical Industries Ltd., for the treatment of pain. Teva is currently conducting a randomized, double-blind, placebo-controlled Phase 2b clinical trial for TV-45070 in patients with post-herpetic neuralgia, with topline results expected in the first half of 2017.

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GDC-0276 and GDC-0310 are both oral, selective Nav1.7 small-molecule inhibitors being developed in collaboration with Genentech, a member of the Roche Group, for the potential treatment of pain. Genentech intends to initiate a Phase 2 clinical trial in the first half of 2017. Xenon and Genentech also have a second active collaboration, which is centered on pain genetics.

Operational Highlights

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On September 13, 2016, Xenon completed an underwritten public offering of 3,450,000 of its common shares at a public offering price of $7.50 per common share, resulting in approximately $24.3 million of proceeds to Xenon, net of underwriting discounts and commissions but before offering expenses.

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On September 27, 2016, Xenon announced the appointment of Ms. Dawn Svoronos to its Board of Directors. Now retired from a distinguished career at Merck & Co., Ms. Svoronos brings to Xenon a vast knowledge of the commercialization process in life sciences and pharmaceutical companies.

Third Quarter 2016 Financial Results

Cash and cash equivalents and marketable securities as of September 30, 2016 were $69.5 million, compared to $58.7 million as of December 31, 2015. There were 17,892,933 common shares outstanding as of September 30, 2016.

For the quarter ended September 30, 2016, Xenon reported total revenue of $0.4 million, compared to $4.3 million for the same period in 2015. Revenue in both periods was primarily derived from Xenon's collaboration agreements with Teva and Genentech. The decrease of $3.9 million was primarily attributable to revenue recognized relating to the upfront payment from the collaborative development and license agreement with Teva which was fully recognized by December 2015, as well as revenue related to the upfront payment from the March 2014 genetics collaborative agreement with Genentech which was fully recognized by March 2016. The remaining decrease was due to less full time equivalent funding from Genentech as we shifted resources from supporting our collaborations to our proprietary programs.

Research and development expenses for the quarter ended September 30, 2016 were $6.0 million, compared to $3.8 million for the same period in 2015. The increase of $2.2 million was primarily attributable to an increase in spending on our Nav1.6 sodium channel inhibitor program as well as XEN801 which entered Phase 2 clinical development in February 2016, partially offset by a decrease in Genentech collaboration expenses.

General and administrative expenses for the quarter ended September 30, 2016 were $1.8 million, compared to $1.3 million in 2015. In the quarter ended September 30, 2015, a $1.0 million recovery was recognized due to a decrease in the fair value of liability classified stock options granted to directors and certain consultants; these options were subsequently reclassified back to equity in September 2015. The remaining change is due to one-time acceleration of stock based compensation expense for certain consultants that occurred in the third quarter of 2015.

Other expense for the quarter ended September 30, 2016 was $0.4 million, compared to other expense of $3.0 million for the same period in 2015. The decrease of $2.6 million was primarily attributable to a decrease in unrealized foreign exchange losses arising from the translation of Canadian denominated balances to U.S. dollars as compared to the same period in 2015.

Net loss for the quarter ended September 30, 2016 was $7.7 million, compared to $3.8 million for the same period in 2015. The change was primarily attributable to lower revenues, higher general and administrative expenses largely due to stock based compensation recovery, higher research and development expenses and lower unrealized foreign exchange losses.

Conference Call Information

Xenon will host a conference call and live audio webcast today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its third quarter 2016 financial results and to provide a business update. To participate in the call, please dial (855) 779-9075, or (631) 485-4866 for international callers, and provide conference ID number 4841084. The webcast will be broadcast live on the “Investors” section of Xenon's website at www.xenon-pharma.com and will be available for replay following the call for 30 days.

About Xenon Pharmaceuticals Inc.

Xenon is a clinical-stage biopharmaceutical company discovering and developing a pipeline of differentiated therapeutics for orphan indications that it intends to commercialize on its own and for larger market indications that the company intends to partner with global pharmaceutical companies. Xenon has built a core enabling discovery platform, referred to as Extreme Genetics, for the discovery of validated drug targets by studying rare human diseases with extreme traits, including diseases caused by mutations in ion channels, known as channelopathies. Xenon's Extreme Genetics platform has yielded the first approved gene therapy product in the European Union and a broad development pipeline and multiple pharmaceutical partnerships, including with Teva and Genentech. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding our ability to achieve milestones in both our proprietary and partnered development programs, the anticipated read out of topline results from the Phase 2 clinical trial of XEN801, the anticipated timing of IND submissions with regulatory agencies, the initiation of future clinical trials, the timing of and results from our and our collaborators’ ongoing clinical trials and pre-clinical development activities, the plans of our collaboration partners and their interactions with regulatory agencies, the potential efficacy, future development plans and commercial potential of our and our collaborators’ product candidates and the progress and potential of ongoing development programs. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our Extreme Genetics discovery platform or ongoing collaborations may not yield additional product candidates; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones pursuant to our collaboration agreements; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Xenon,” the Xenon logo, and “Extreme Genetics” are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions. All other trademarks belong to their respective owner.

XENON PHARMACEUTICALS INC.

Condensed Balance Sheets

(Unaudited)

(Expressed in thousands of U.S. dollars)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents and marketable securities	$69,491	$58,651
Other current assets	1,859	2,215
Other assets	2,021	3,083
Total assets	$73,371	$63,949

Liabilities
Current liabilities:
Accounts payable and accrued expenses	3,976	2,625
Deferred revenue	—	157
Non-current liabilities	86	133
Total liabilities	$4,062	$2,915

Shareholders’ equity	$69,309	$61,034
Total liabilities and shareholders’ equity	$73,371	$63,949

XENON PHARMACEUTICALS INC.

Condensed Statements of Operations

(Unaudited)

(Expressed in thousands of U.S. dollars except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Collaboration revenue	$412	$4,293	$1,393	$12,347
Royalties	1	1	34	3
	413	4,294	1,427	12,350
Operating expenses:
Research and development	5,965	3,793	15,432	10,889
General and administrative	1,779	1,321	5,350	8,219
	7,744	5,114	20,782	19,108
Loss from operations	(7,331)	(820)	(19,355)	(6,758)
Other income (expense)	(383)	(3,007)	2,362	(5,057)
Net loss	$(7,714)	$(3,827)	$(16,993)	$(11,815)

Net loss per common share:
Basic and diluted	$(0.51)	$(0.27)	$(1.16)	$(0.83)
Weighted-average common shares outstanding:
Basic and diluted	15,268,964	14,298,612	14,690,357	14,251,006

Investor/Media Contact:

Jodi Regts
Senior Director, Corporate Affairs
Xenon Pharmaceuticals Inc.
Phone: 604.484.3353
Email: investors@xenon-pharma.com